Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, N.W. WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 14, 2023

Diana Shipping Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece

Re:    Diana Shipping Inc.
Ladies and Gentlemen:
We have acted as counsel to Diana Shipping Inc. (the "Company") in connection with the issuance and sale of up to 33,919,605 shares of Common Stock, par value $0.01 per share (the “Shares”) upon the exercise of warrants issued by the Company pursuant to a warrant agreement between the Company and Computershare Inc., and its affiliate, Computershare Trust Company, N.A., dated December 14, 2023 (the “Warrant Agreement”). The Shares will be issued and sold pursuant to the final prospectus supplement dated December 14, 2023 (the “Prospectus Supplement”), supplementing the prospectus dated June 4, 2021 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), that forms part of the Registration Statement (File No. 333-256791) declared effective by the U.S. Securities and Exchange Commission (the "Commission") on July 9, 2021 (the "Registration Statement").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, (ii) the Warrant Agreement, and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as contemplated by the Prospectus, such Shares will be validly issued, fully paid and non-assessable.

Diana Shipping Inc.
December 14, 2023

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Form 6-K on the date hereof, which Form 6-K will be incorporated by reference into the Registration Statement. In giving this consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Seward & Kissel LLP